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                                                                     Exhibit 2.2

       AMENDMENT, dated as of January 17, 2001, to the Agreement and Plan of Merger dated as of October 18, 2000 (the "Merger Agreement") by and among ABN AMRO North America Holding Company, a Delaware corporation ("ABN AMRO"), Alleghany Asset Management, a Delaware corporation ("AAM") and Alleghany Corporation, a Delaware corporation ("Alleghany").

                              W I T N E S S E T H :

       WHEREAS, ABN AMRO, AAM and Alleghany desire to amend certain provisions of the Merger Agreement;

       NOW, THEREFORE, for and in consideration of the foregoing premises, the representations, warranties and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

       1. Schedule 2.12 to the Merger Agreement is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

       2. Schedule 2. 17 to the Merger Agreement is hereby amended and restated in its entirety as set forth in Exhibit B attached hereto.

       3. Schedule 4.5 to the Merger Agreement is hereby amended and restated in its entirety as set forth in Exhibit C attached hereto.

       4. Exhibit 7.10 to the Merger Agreement is hereby amended and restated in its entirety as set forth in Exhibit D attached hereto.

       5. ABN AMRO represents to AAM and Alleghany that (a) it has full corporate power and authority to enter into this Amendment and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance of this Amendment by it have been duly authorized by all requisite corporate action; and (c) this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

       6. AAM and Alleghany represent to ABN AMRO that (a) they have full corporate power and authority to enter into this Amendment and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance of this Amendment by them have been duly authorized by all requisite corporate action; and (c) this Amendment constitutes their legal, valid and binding obligation, enforceable against them in accordance with its terms.

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       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written



                             ABN AMRO NORTH AMERICA HOLDING COMPANY


                             By: /s/  THOMAS C. HEAGY
                                 --------------------

                                 Name:    Thomas C. Heagy

                                 Title:   Chief Financial Officer & Treasurer


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                             ALLEGHANY ASSET MANAGEMENT, INC.



                             By: /s/ STUART D. BILTON
                                 --------------------

                                 Name: Stuart D. Bilton

                                 Title: President



                             ALLEGHANY CORPORATION



                             By: /s/ JOHN J. BURNS, JR.
                                 ----------------------

                                 Name: John J. Burns, Jr.

                                 Title: President

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